                                                                   EXHIBIT 10.12

                          SALARY CONTINUATION AGREEMENT

        This Salary Continuation Agreement (the "Agreement") is made and entered into as of August 1, 1997, by and among Gary W. Deems (the "Executive"), First Pacific National Bank, a national banking association (the "Bank") and FP Bancorp, Inc., a Delaware corporation (the "Company"), with regard to the following:

        A. The Executive has made and is expected to make a major contribution to the profitability, growth and financial strength of the Bank and the Company and is employed by the Bank and the Company under an Employment Agreement dated as of August 1, 1997 (the "Employment Agreement").

        B. As an additional incentive to the Executive to provide long term service to the Bank and the Company and to protect the Executive in the event of certain changes in ownership of the Bank or the Company, the Bank is willing to extend certain salary continuation benefits to the Executive under the conditions described in this Agreement.

        C. Any benefits provided under this Agreement will be paid from the general assets of the Bank according to the terms of this Agreement.

        NOW, THEREFORE, for valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

        1.     Definitions.

               "Bank" means First Pacific National Bank, a national banking association, its successors and permitted assigns.

               "Bank Board" means the Board of Directors of the Bank.

               "Bank Funded Annual Benefit" means the annual amount, payable monthly for a period of 15 years following the commencement to the right to payment under this Agreement, set forth in the attached Schedule B-1.

               "Bank-Related Entities" means the Bank, the Company or any wholly-owned subsidiary of the Company or the Bank.

               "Beneficiary" means the person or entity to receive rights or benefits under this Agreement, as set forth in this Agreement, in the event of the death of the Executive. Unless otherwise specified in a written notice to the Bank, the Beneficiary shall be the spouse of the Executive, if any, and if there is none, the estate of the Executive or, in the discretion of the Bank, any trust as to which the Executive both was a settlor and at the date of his death held a power of revocation.

               "Change of Control" means (i) the issuance or transfer of sufficient shares of stock, or the merger, reorganization or consolidation of the Bank or the Company, which results in more than fifty percent (50%) of the voting stock of the Bank being owned by other than the Company or persons who owned seventy-five percent (75%) or more of the voting stock of the Company immediately prior to the closing of the transaction; or, (ii) a merger, reorganization or consolidation of the Company, which results in more than fifty percent (50%) of the voting stock of the Company being owned by persons who are not holders of voting stock of the Company immediately prior to the closing of the transaction, or the acquisition by any person (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934) or entity of more than fifty percent (50%) of the voting stock of the Company.

               "Code" means the Internal Revenue Code of 1986, as amended.

               "Company" means FP Bancorp, Inc., a Delaware corporation, its successors and permitted assigns.

               "Company Board" means the Board of Directors of the Company.

               "Deferral Account" shall have the meaning set forth in Paragraph 3.2.

               "Disability" means an inability to perform the substantial and material duties regularly performed by the Executive as an officer and employee of any of the Bank-Related Entities of which he is an officer and employee. Such disability may result from sickness, injury, or a mental condition not directly attributable to either sickness or injury. For purposes of this Agreement the determination of the Executive's disability shall be made by the Board of Directors of the appropriate entity with participation by the Executive or his legally authorized representative. The Board of Directors of the entity shall make the final and conclusive determination of disability, based upon all the evidence presented to it and after due consideration of the information presented by the Executive or his legally authorized representative.

               "Election" shall have the meaning set forth in Paragraph 3.1.1.

               "Election Form" means the form in Exhibit 1 attached hereto.

               "Employee Deferrals" means the amount of compensation which the Executive elects to defer according to this Agreement.

               "Executive" means Gary W. Deems.

               "Plan Year" means a calendar year beginning with 1997 (described in schedules to this Agreement as "Plan Year 1"), except that the Plan Year 1997 shall be the remainder of the calendar year after the date of execution of this Agreement.

               "Personal Funded Annual Benefit" means the annual amount, payable monthly for a period of 15 years following the commencement to the right to payment under this Agreement, set forth in the fourth column of the attached Schedule B.

               "Retirement" means, if the Executive continues to be employed by the Bank or any other of the Bank-Related Entities at the age of sixty-five
(65), termination of employment with the last of the Bank-Related Entities at any date after age sixty-five (65).

        2.     Termination.

               2.1 Employer Terminations. Any of the Bank-Related Entities employing the Executive, without limiting any rights any of them may have, or affecting any rights or obligations relating to termination outside this Agreement, may terminate the Executive's employment, at will with or without cause upon delivery of written notice to the Executive (except in the case of death of the Executive, in which event termination shall automatically occur at the date of death), and for any of the following grounds:

                      2.1.1 Willful breach or habitual neglect or inability (except where such inability is due to Disability or death) to perform the Executive's duties under the Employment Agreement or otherwise, including without limitation failure to cooperate with the Bank Board or Company Board in the structuring, documentation or negotiation of a transaction that might result in a Change of Control;

                      2.1.2 Malfeasance or misfeasance in the performance of the Executive's duties under the Employment Agreement or otherwise;

                      2.1.3 Immoral or illegal conduct;

                      2.1.4 Disability or death;

                      2.1.5 Determination in the complete discretion of the Board of Directors of one of the Bank-Related Entities, as appropriate, that the employment of the Executive should be terminated, without reference to the grounds set forth in Paragraphs 2.1.1, 2.1.2, 2.1.3 or 2.1.4, prior to the date the Executive's employment would otherwise terminate under the Employment Agreement or otherwise, and specification in the notice described above of the termination date.

        3.     Salary Continuation Benefits.

               3.1    Executive Deferrals.

                      3.1.1 Election. The Executive shall, prior to each Plan Year, elect to defer compensation in the amounts shown on the attached Schedule A for the appropriate Plan Year by completing the Election Form attached as
Exhibit 1 (the "Election") and delivering it to the Chairman of the Bank. Such deferrals shall be made (i) first from the bonus or bonuses payable in the year following the Plan Year by any or all of the Bank-Related Entities with respect to the Plan Year, if any, and if such bonuses are actually calculated and otherwise payable on or before March 31 of such year, and (ii) second from salary payable in the year following the Plan Year in equal parts during the pay periods between April 1 and September 30 of that year, or as the parties may otherwise agree in writing. An Election with respect to a Plan Year shall be deemed to include both an election to make one or both types of deferrals even though the payments from which the deferrals would be made would not otherwise be made until the year following the Plan Year.

                      3.1.2 Non-Election. In the event that the Executive fails to make the Election as to any Plan Year or the deferral required is not actually made in full, (i) the Executive shall not have the right to make any further Elections as to any subsequent Plan Year and (ii) the Executive's Personal Funded Annual Benefit shall be limited to the amounts shown on the attached Schedule B vested as of the last Plan Year as to which an Election was made and the full deferral elected was made.

                      3.1.3 Tax Consequences. The Executive shall be solely responsible for all income and other taxes which are or may become due with regard to amounts deferred under this Paragraph 3 or the benefits otherwise payable to the Executive under this Agreement. The Executive shall hold all of the Bank-Related Entities harmless from and against any tax liabilities relating to any deferral, payment or other benefit provided under this Agreement.

               3.2    Deferral Account.

                      3.2.1 Establishing and Crediting. The Bank shall establish a Deferral Account on its books for the Executive to which all deferrals properly elected by the Executive shall be deemed deposited, and all payments of Personal Funded Annual Benefits shall be deemed withdrawn.

                      3.2.2 Statement of Accounts. The Bank shall provide to the Executive, within one hundred twenty (120) days after the end of each calendar year, a statement setting forth the Deferral Account balance until the balance is zero.

                      3.2.3 Accounting Device Only. The Deferral Account is solely a device for measuring amounts to be paid under this Agreement. The Deferral Account is not a trust fund, bank account or insured deposit account of any kind.

                      3.2.4 Interest. Interest on the Deferral Account shall be credited at the lesser of 5% per annum or the average of the Wall Street Journal Prime Rate on the first business day of the preceding October, November and December, minus 3%, adjusted annually on each January 1. In no event shall interest be credited at a rate of less than 4% per annum.

                3.3 Retirement. Upon the Retirement of the Executive, the Bank shall pay to the Executive the annual sum of One Hundred and Twenty Thousand Dollars ($120,000), provided that the Executive has made all fifteen
(15) Personal Annual Contributions under

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

Schedule A, payable monthly on the first day of each month following the date of Retirement, for a period of one hundred eighty (180) months. If the Executive has not made all fifteen (15) Personal Annual Contributions, the Bank shall pay the annual sum vested under Paragraph 3.1.2, and the annual sum vested according to the attached Schedule B-1, for a period of one hundred eighty (180) months; subject to the terms hereof.

                3.4 Disability. Upon the Disability of the Executive, the Bank shall pay to the Executive the annual sum of One Hundred and Twenty Thousand Dollars ($120,000), if the Executive has made all fifteen (15) Personal Annual Contributions under Schedule A, payable monthly on the first day of each month following the date of Disability, for a period of one hundred eighty (180) months. If the Executive has not made all fifteen (15) Personal Annual Contributions, the Bank shall pay the annual sum vested under Paragraph 3.1.2, and the annual sum vested according to Schedule B-1, for a period of one hundred eighty (180) months; subject to the terms hereof.

                3.5 Change of Control. In the event of a Change of Control while the Executive is employed with any of the Bank-Related Entities, the Bank Funded Annual Benefit under Schedule B-1 shall be deemed fully vested at the date of Change of Control notwithstanding any other provision of this Agreement. The circumstances under which payment of any Bank Funded Annual Benefit shall be made shall not be deemed to be altered by this Paragraph 3.5.

                3.6 Certain Terminations by Employer. In the event the Executive's employment with any of the Bank-Related Entities is terminated pursuant to Paragraphs 2.1.1, 2.1.2, 2.1.3, or 2.1.5, the Bank shall pay to the Executive (i) the annual sum of the Executive's Personal Funded Annual Benefit vested under Schedule B at the date of such termination and (ii) with respect to a termination under Paragraph 2.1.5 only, the annual sum of the Executive's Bank Funded Annual Benefit vested under Schedule B-1. The annual sums will be payable monthly on the first day of each month following the later of the date of such termination or the Executive's attaining age sixty-five (65), for a period of one hundred eighty (180) months; subject to the terms hereof.

                3.7 Early Termination by the Executive. The Executive may terminate his employment with any of the Bank-Related Entities prior to the date it would otherwise terminate under the Employment Agreement or otherwise by delivering written notice to the employer three (3) months in advance of the date such termination is to take effect. In the event of any voluntary termination by the Executive of employment with any of the Bank-Related Entities that occurs within five (5) years from the date of this Agreement, the Bank shall pay to the Executive only the annual sum of the Executive's Personal Funded Annual Benefit vested under Paragraph 3.1.2 at the date of such termination. In the event of any voluntary termination by the Executive of employment with any of the Bank-Related Entities that occurs after five (5) years from the date of this Agreement, the Bank shall pay to the Executive (i) the annual sum of the Executive's Personal Funded Annual Benefit vested under Paragraph 3.1.2 at the date of such termination. and (ii) the annual sum of the Executive's Bank Funded Annual Benefit vested under Schedule B-1. The annual sums will be payable monthly on the first day of each month following the later of the date

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

of such termination or the Executive's attaining age sixty-five (65), for a period of one hundred eighty (180) months; subject to the terms hereof.

               3.8     Death.

                      3.8.1 Prior to Other Events. If the Executive dies while actively employed by one of the Bank-Related Entities at any time after the date of this Agreement, the Bank shall pay the annual sum of $120,000 to the Executive's designated Beneficiary, payable monthly on the first day of each month following the month of the death of the Executive for a period of one hundred eighty (180) months.

                      3.8.2 After Other Events. The Bank agrees that in the event it is obligated to make payments under Paragraphs 3.3, 3.4, 3.5, 3.6 or 3.7, if the Executive shall die before receiving the full amount of the monthly payments to which he is entitled hereunder, the Bank will make or continue to make such monthly payments to the Executive's designated Beneficiary for the remaining period at the times the Executive would have been entitled to payment if he had not died.

               3.9 Impact of Deferral Account. If at the date of the last payment of the Personal Funded Annual Benefit due under this Agreement, if less than the full annual sum of $60,000 was vested as a Personal Funded Annual Benefit (Schedule B), and if the amount remaining in the Deferral Account would exceed the amount of such payment, such payment shall be increased to the amount remaining in the Deferral Account.

               3.10 Nonassignability. Neither the Executive nor any other person or entity shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify, or otherwise encumber in advance any of the rights or benefits of the Executive under this Paragraph 3, nor shall any of said rights or benefits be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance, owed by the Executive or any other person or entity, or be transferable by operation of law in the event of bankruptcy, insolvency or otherwise.

               3.11 Claims Procedure. The Bank Board shall make all determinations as to rights and benefits under this Paragraph 3.

               3.12 Obligations of the Bank and the Company. The Company shall not be liable under any circumstance for the obligations of the Bank set forth in this Paragraph 3 or otherwise set forth in this Agreement.

               3.13 Regulatory Restrictions. The parties understand and agree that at the time any payment would otherwise be made or benefit provided under this Paragraph 3 or Paragraph 4.2, depending on the facts and circumstances existing at such time, the satisfaction of such obligations by the Bank may be deemed by a regulatory authority to be illegal, an unsafe and unsound practice, or for some other reason not properly due or payable by the Bank. Among other things, the regulations at 12 C.F.R. Part 30, Appendix A promulgated pursuant to
Section 39(a) of the Federal Deposit Insurance Act, and at 12 C.F.R. Part 359, or similar regulations or

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

regulatory action following similar principles may apply at such time. The Bank agrees that to the extent reasonably feasible, it will in good faith seek to determine the position of the appropriate regulatory authority in advance of each payment or benefit otherwise due under this Agreement, including seeking the approval or acquiescence of the appropriate regulatory authorities, if required. The parties understand, acknowledge and agree that, notwithstanding any other provision of this Agreement, the Bank shall not be obligated to make any payment or provide any benefit under this Agreement where (i) an appropriate regulatory authority does not approve or acquiesce as required or (ii) the Bank or the Company has been informed either orally or in writing by a representative of the appropriate regulatory authority that it is the position of such regulatory authority that making such payment or providing such benefit would constitute an unsafe and unsound practice, violate a written agreement with the regulatory authority, violate an applicable rule or regulation, or would cause the representative of the regulatory authority to recommend enforcement action against the Bank or the Company.

               3.14 No Dual Benefits. Notwithstanding any provision of this Agreement that may be read to the contrary, the Executive shall not be entitled to more than one Bank Funded Annual Benefit or more than one Personal Funded Annual Benefit, and the first calculation of each that is applicable under this Agreement shall be the governing calculation.

        4.     Additional Covenants.

               4.1 Unsecured General Creditor. Neither the Executive nor any other person or entity shall have any legal right or equitable rights interests or claims in or to any property or assets of the Bank under the provisions of this Agreement. No assets of the Bank shall be held under any trust for the benefit of the Executive or any other person or entity or held in any way as security for the fulfilling of the obligations of the Bank under this Agreement. All of the Bank's assets shall be and remain the general, unpledged, unrestricted assets of the Bank. The Bank's obligations under this Agreement are unfunded and unsecured promises, and to the extent such promises involve the payment of money, they are promises to pay money in the future. The Executive and any person or entity claiming through him shall be unsecured general creditors with respect to any rights or benefits hereunder. It is the intention of the parties that the arrangements created under this Agreement be unfunded for tax purposes and for purposes of Title I of ERISA. The Executive's rights to benefit payments under this Agreement are not subject in any manner to anticipation, alienation, sale, transfer, assignment pledge, encumbrance, attachment, or garnishment by creditors of the Executive or the Beneficiary.

               4.2    Dispute Resolution.

                      4.2.1 The parties agree that if a dispute arises concerning any provision of this Agreement or the rights and duties of any person or entity hereunder, the parties agree first to try in good faith to settle the dispute. In the event that the parties cannot settle the dispute, any party shall have the right to submit the dispute, to binding arbitration. Such arbitration shall be held before a single arbitrator agreed upon by the parties to the dispute, and if they cannot agree, any party may petition a California Superior Court in San Diego County for appointment of an arbitrator. The arbitration shall be conducted in accordance with the Commercial Arbitration

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

Rules of the American Arbitration Association, subject to any contrary and/or additional terms of this Paragraph 4.2 and Paragraph 5.10.

                      4.2.2 The rules of evidence shall not apply to any arbitration under this Paragraph 4.2. However, in all other respects, the arbitrator shall follow applicable law.

                      4.2.3 Subject to Paragraph 5.10, each party shall bear one-half of the costs and expenses of arbitration, and for purposes of this provision, all Bank-Related Entities shall be considered to be one party.

                      4.2.4 The decision of the arbitrator or panel of arbitrators shall be binding, enforceable, and non-appealable, and may be entered in any court having jurisdiction thereof.

                      4.2.5 Payment of any and all amounts granted by an arbitrator or panel or arbitrators hereunder shall be made within fifteen (15) days following the date of the decision, and thereafter, shall bear interest at the then current maximum legal rate per month until paid in full.

                      4.2.6 The arbitrator shall not have the power to award damages to the Executive for emotional distress or pain and suffering or to award consequential damages, but shall be empowered to award the Executive only damages in the amount found by the arbitrator to be owed and unpaid under the terms of the Agreement.

                      4.2.7 Any arbitration conducted under this Paragraph 4.2 shall be conducted in a confidential private proceeding and the fact of the proceeding and the substance of the matters addressed in the proceeding shall be kept confidential by the parties, provided that disclosure may be made by any party to the arbitration upon notice to the other party or parties in the event that such disclosure is required by applicable law or regulation or legal process, or, in the case of the Bank or the Company in the event that the Bank or the Company is advised by counsel that such disclosure is required or advisable. Notwithstanding the foregoing, the parties agree that any regulatory authority with jurisdiction over the Bank or the Company may be informed at any time of all facts regarding the arbitration, and that the Bank and the Company each have the right to file regulatory notices and/or reports referencing the arbitration and its subject matter.

                      4.2.8 The parties to an arbitration shall cause the arbitration to be heard and completed within six (6) months after the submission of a dispute to arbitration. To assure such goal is attained, the parties shall cause their counsel and affiliated or employed witnesses to be available at such times as are necessary to complete the arbitration within this time and shall require at the time of selection of arbitrators that potential arbitrators confirm their availability and ability to complete the arbitration within this time.

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



        5.     General Provisions.

               5.1. Notices. Unless otherwise specifically permitted by this Agreement, all notices or other communications required or permitted under this Agreement shall be in writing, and shall be personally delivered or sent by registered or certified mail, postage prepaid return receipt requested, or sent by telecopy, provided that the telecopy cover sheet contain a notation of the date and time of transmission, and shall be deemed received: (i) if personally delivered, upon the date of delivery to the address of the person to receive such notice, (ii) if mailed in accordance with the provisions of this paragraph, two (2) business days after the date placed in the United States mail, (iii) if mailed other than in accordance with the provisions of this paragraph or mailed from outside the United States, upon the date of delivery to the address of the person to receive such notice, or (iv) if given by telecopy, when sent. Notices shall be given at the following addresses:

If to the Bank or to the Company:
                      First Pacific National Bank
                      or FP Bancorp, Inc.
                      613 West Valley Parkway
                      Escondido, California  92025
                      Attention: Mark N. Baker

With a copy to:
                      Higgs, Fletcher & Mack LLP
                      401 West "A" Street, Suite 2000
                      San Diego, California  92101
                      Attention: Kurt L. Kicklighter
                      Telecopier: (619) 696-1410

If to the Executive:
                      Gary W. Deems




The address for delivery of notices may be changed by the relevant party by giving notice of such change in accordance with this paragraph.

               5.2 Complete Agreement; Modifications. This Agreement and written agreements, if any, entered into concurrently herewith (i) constitute the parties' entire agreement, including all terms, conditions, definitions, warranties, representations, and covenants, with respect to the subject matter hereof, (ii) merge all prior discussions and negotiations between or among any or all of them as to the subject matter hereof, and (iii) supersede and replace all terms, conditions, definitions, warranties, representations, covenants, agreements, promises and understandings, whether oral or written, with respect to the subject matter hereof. This Agreement may not be amended, altered or modified except by a writing signed by the party to be

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

bound. With regard to such amendments, alterations, or modifications, telecopied signatures shall be effective as original signatures. Any amendment, alteration, or modification requiring the signature of more than one party may be signed in counterparts.

               5.3 Further Actions. Each party agrees to perform any further acts and execute and deliver any further documents reasonably necessary to carry out the provisions of this Agreement.

               5.4 Assignment. No party may assign its rights under this Agreement.

               5.5 Successors and Assigns. Except as explicitly provided herein to the contrary, this Agreement shall be binding upon and inure to the benefit of the parties, their respective successors and permitted assigns.

               5.6 Severability. If any portion of this Agreement shall be held by a court of competent jurisdiction to be invalid, void, or otherwise unenforceable, the remaining provisions shall remain enforceable to the fullest extent permitted by law if enforcement would not frustrate the overall intent of the parties (as such intent is manifested by all provisions of the Agreement including such invalid, void, or otherwise unenforceable portion).

               5.7 Extension Not a Waiver. No delay or omission in the exercise of any power, remedy, or right herein provided or otherwise available to any party shall impair or affect the right of such party thereafter to exercise the same. Any extension of time or other indulgence granted to a party hereunder shall not otherwise alter or affect any power, remedy or right of any other party, or the obligations of the party to whom such extension or indulgence is granted except as specifically waived.

               5.8 Time of Essence. Time is of the essence of each and every term, condition, obligation and provision hereof.

               5.9 No Third Party Beneficiaries. This Agreement and each and every provision hereof is for the exclusive benefit of the parties hereto and not for the benefit of any third party.

               5.10 Attorneys' Fees. Should any litigation (including any proceedings in a bankruptcy court) or arbitration be commenced between the parties hereto or their representatives concerning any provision of this Agreement or the rights and duties of any person or entity hereunder, the party or parties prevailing in such litigation or arbitration shall be entitled, in addition to such other relief as may be granted, to the attorneys' fees and court or arbitration costs incurred by reason of such litigation or arbitration, including attorneys' and experts' fees incurred in preparation for or investigation of any matter relating to such litigation or arbitration up to a maximum of $25,000. Should an arbitrator determine that no party is clearly or completely the "prevailing" party, the arbitrator shall be entitled to apportion fees and costs or to deny any award of fees and costs.

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


               5.11 Headings. The headings in this Agreement are inserted only as a matter of convenience, and in no way define, limit, or extend or interpret the scope of this Agreement or of any particular provision hereof.

               5.12 References. A reference to a particular paragraph of this Agreement shall be deemed to include references to all subordinate paragraphs, if any.

               5.13 Counterparts. This Agreement may be signed in multiple counterparts with the same force and effect as if all original signatures appeared on one copy; and in the event this Agreement is signed in counterparts, each counterpart shall be deemed an original and all of the counterparts shall be deemed to be one agreement.

               5.14 Applicable Law. This Agreement shall be construed in accordance with, and governed by, the laws of the State of California.

        IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.
                                      /S/ GARY W. DEEMS
                                      ------------------------------------
                                      Gary W. Deems



                                      FIRST PACIFIC NATIONAL BANK, a national
                                      banking association


                                      By: /S/ MARK N. BAKER
                                         ------------------------------------
                                      Its:   CHAIRMAN
                                          -----------------------------------

                                      FP BANCORP, INC., a Delaware corporation


                                      By: /S/ MARK N. BAKER
                                         ------------------------------------
                                      Its:    CHAIRMAN
                                          -----------------------------------

                                    EXHIBIT 1

                          SALARY CONTINUATION AGREEMENT
                             DEFERRAL ELECTION FORM

        I, ____________________, hereby elect to defer the amount set forth on Schedule B, attached, for Plan Year __ (199_)(20__) (the "Plan Year"). I understand that such deferral will be made in accordance with my Salary Continuation Agreement with First Pacific National Bank and FP Bancorp, Inc., dated as of ___________, 1997. Such deferral shall be made first from any bonus payable to me from any of the Bank-Related Entities (as defined in the Salary Continuation Agreement) in the year following the Plan Year, and then from salary otherwise payable to me between April 1 and September 30 in the year following the Plan Year. I acknowledge that I have delivered this executed Salary Continuation Agreement Deferral Election Form to First Pacific National Bank prior to the beginning of the Plan Year.

Date:          _____________________

Executive:     _____________________

RECEIVED

Date:          _____________________

First Pacific National Bank

By:
   ------------------------------------
Its:
    -----------------------------------

                                  Schedule "A"


                   Gary Deems - Personal Annual Contributions

                Personal             Cumulative
 Plan            Annual                Annual
 Year         Contribution          Contributions
 ----         ------------          -------------
   1          $     18,824          $      18,824
   2          $     20,386          $      39,210
   3          $     22,079          $      61,289
   4          $     23,911          $      85,200
   5          $     25,896          $     111,096
   6          $     28,044          $     139,140
   7          $     30,373          $     169,513
   8          $     32,894          $     202,407
   9          $     35,623          $     238,030
  10          $     38,581          $     276,611
  11          $     41,782          $     318,393
  12          $     45,251          $     363,644
  13          $     49,006          $     412,650
  14          $     53,074          $     465,724
  15          $     57,479          $     523,203

                                  Schedule "B"

               Gary Deems - Personal Funded Annual Benefit Vesting

                                    Personal
 Plan             Personal       Funded Annual
 Year              Vested        Benefit Vested
 ----             --------       --------------
   1                 6.67%       $        4,002
   2                13.34%       $        8,004
   3                20.00%       $       12,000
   4                26.67%       $       16,002
   5                33.34%       $       20,004
   6                40.00%       $       24,000
   7                46.67%       $       28,002
   8                53.34%       $       32,004
   9                60.00%       $       36,000
  10                66.67%       $       40,002
  11                73.34%       $       44,004
  12                80.00%       $       48,000
  13                86.67%       $       52,002
  14                93.34%       $       56,004
  15               100.00%       $       60,000

                                 Schedule "B-1"

                 Gary Deems - Bank Funded Annual Benefit Vesting

                                Bank Funded
 Plan             Bank             Annual
 Year            Vested        Benefit Vested
 ----            ------        --------------
   1              50.00%       $       30,000
   2              55.00%       $       33,000
   3              60.00%       $       36,000
   4              65.00%       $       39,000
   5              70.00%       $       42,000
   6              75.00%       $       45,000
   7              80.00%       $       48,000
   8              85.00%       $       51,000
   9              90.00%       $       54,000
  10              95.00%       $       57,000
  11             100.00%       $       60,000
  12             100.00%       $       60,000
  13             100.00%       $       60,000
  14             100.00%       $       60,000
  15             100.00%       $       60,000